UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 9, 2024

Nuvation Bio Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39351	85-0862255
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1500 Broadway, Suite 1401
New York,
NY
10036
(Address of principal executive offices)
(332)
208-6102
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form
8-K
filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	NUVB	The New York Stock Exchange
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	NUVB.WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule
12b-2
of the Securities Exchange Act of 1934
(§240.12b-2
of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note
This Amendment No. 1 on Form
8-K/A
(this “Amendment No. 1”) includes an additional Item 8.01 and amends Item 9.01 of the Current Report on Form
8-K
filed by Nuvation Bio Inc. (the “Company”) on April 10, 2024 (the “Original Report”), in which the Company reported, among other events, the completion of the acquisition of AnHeart. This Amendment No. 1 (i) includes an updated description of the Company’s business reflecting this acquisition and (ii) amends the financial statements provided under Items 9.01(a) and 9.01(b) in the Original Report to include (a) the audited consolidated financial statements of AnHeart for the years ended December 31, 2023 and 2022, (b) the unaudited condensed consolidated financial statements of AnHeart for the quarterly periods ended March 31, 2024 and 2023 and (c) the unaudited pro forma condensed combined financial information of the Company as of and for the year ended December 31, 2023 and the quarterly period ended March 31, 2024 . This Amendment No. 1 does not amend any other item of the Original Report or purport to provide an update or a discussion of any developments at the Company subsequent to the filing date of the Original Report.
Capitalized terms used but not defined herein have the meanings given in the O rig
inal Report.

Item 8.01.	Other Events.
The description of the Company’s business set forth in Item 1 of its Annual Report on Form
10-K
filed on Feb
ruar
y 29, 2024 (the “Form
10-K”)
does not reflect the completion of the acquisition of AnHeart on April 9, 2024. The following description of the Company’s business has been updated to reflect the completion of this acquisition and supersedes in its entirety Item 1 set forth in the Form
10-K.
The Company’s risk factor disclosure set forth in its Quarterly Report on Form
10-Q
filed on May 14, 2024 was updated to reflect the acquisition of AnHeart and supersedes in its entirety the risk factor disclosure set forth in Item 1A of the Form
10-K.
Description of Our Business.
Business Combination of Panacea Acquisition Corp. and Nuvation Bio Inc.
On February 10, 2021, (the “Closing Date”), Nuvation Bio Inc., a Delaware corporation (“Legacy Nuvation Bio”), Panacea Acquisition Corp. (“Panacea”), and Panacea Merger Subsidiary Corp, a Delaware corporation and a direct, wholly owned subsidiary of Panacea (“
Merger
Sub”) consummated the transactions contemplated by an Agreement and Plan of Merger among them dated October 20, 2020 (“Merger Agreement”).
Pursuant to the terms of the Merger Agreement, a business combination of Panacea and Legacy Nuvation Bio was effected through the merger of Merger Sub with and into Legacy Nuvation Bio, with Legacy Nuvation Bio surviving as a wholly owned subsidiary of Panacea (the “Merger”). On the Closing Date, Legacy Nuvation Bio changed its name to Nuvation Bio Operating Company Inc. and Panacea changed its name to Nuvation Bio Inc. (the “Company” or “Nuvation Bio”).
In connection with the closing of the Merger, our Class A common stock and warrants to purchase shares of our Class A common stock began trading on The New York Stock Exchange under the symbols “NUVB” and “NUVB.WS,” respectively, on February 11, 2021. The following disclosure gives effect to the Merger and includes the operations of Legacy Nuvation Bio prior to the Merger.
Business Overview
We are a late clinical-stage, global biopharmaceutical company tackling some of the greatest unmet needs in oncology by developing differentiated and novel product candidates. We were founded in 2018 by our chief executive officer, David Hung, M.D., who founded Medivation, Inc. and led its successful development of oncology drugs Xtandi® and talazoparib (now marketed as Talzenna®), leading to its $14.3 billion sale to Pfizer Inc. (“Pfizer”) in 2016.
We leverage our team’s extensive expertise in medicinal chemistry, preclinical development, drug development, business development, manufacturing, and commercialization to pursue oncology targets validated by strong clinical or preclinical data and develop novel small molecules that improve the activity and overcome the liabilities of currently marketed drugs.

The foundations of our approach include:

•
The pursuit of validated targets
: We identify and pursue oncology targets validated by strong clinical or preclinical data that provide a high degree of confidence in generating clinically meaningful benefit. We focus on targets where there has been some progress by others in generating clinical candidates or
FDA-approved
drugs, and we then attempt to design or acquire novel or potential best-in-class
product candidates to overcome the encountered safety liabilities or limitations in efficacy.

•
Innovative medicinal chemistry expertise:
We use our medicinal chemistry proficiency to generate differentiated product candidates, focused on improving their safety, anti-tumor activity and pharmacologic profiles over other standard of care (“SOC”) therapies. We also use innovative medicinal chemistry approaches to generate novel classes of molecules such as our drug-drug-conjugates (“DDCs”).

•
Human capital management
: We believe our employees are our greatest assets. Attracting, motivating and retaining talent at all levels is vital to our continued success. We are building a culture that fosters a productive, professional and inclusive work environment, where people can thrive, have fun, and be inspired to perform their best work.

The following table summarizes our product candidate pipeline:

As a result of our acquisition of AnHeart Therapeutics Ltd. (“AnHeart”), which closed in April 2024, our most advanced clinical-stage product candidate is taletrectinib, an oral, potent, central nervous system-active, selective, next-generation
c-ros
oncogene 1 (“ROS1”) inhibitor. Taletrectinib is being evaluated for the treatment of patients with advanced ROS1-positive non-small
cell lung cancer (“NSCLC”) in two Phase 2
single-arm
pivotal studies:
TRUST-I
in China, and
TRUST-II,
a global study. Taletrectinib has been granted Breakthrough Therapy Designations by both the U.S. Food and Drug Administration (“FDA”) and China’s National Medical Products Administration (“NMPA”) for the treatment of patients with advanced or metastatic ROS1-positive NSCLC. Based on results of the
TRUST-I
clinical study, China’s NMPA has accepted and granted Priority Review Designations to New Drug Applications for taletrectinib for the treatment of adult patients with locally advanced or metastatic ROS1-positive NSCLC who either have or have not previously been treated with ROS1 tyrosine kinase inhibitors (“TKIs”).

In addition to taletrectinib, our clinical-stage pipeline includes differentiated, novel oncology product candidates that have been generated from our proprietary drug discovery and development programs or acquired through business development activities:

•
Safusidenib, a novel, oral, potent, brain penetrant, targeted inhibitor of mutant isocitrate dehydrogenase 1 (“mIDH1”), which we also acquired as part of the AnHeart acquisition. Safusidenib is being evaluated in a global Phase 2 study for the treatment of patients with diffuse mIDH1 glioma.

•
NUV-868,
a binding domain 2 (“BD2”)-selective, oral, small molecule bromodomain and extra-terminal (“BET”) inhibitor that inhibits bromodomain-containing protein 4 (“BRD4”).
NUV-868
is being evaluated in a Phase 1b dose escalation study in combination with olaparib for the treatment of patients with ovarian cancer, pancreatic cancer, metastatic castration-resistant prostate cancer (“mCRPC”), triple negative breast cancer, and other solid tumors, and in combination with enzalutamide for the treatment of patients with mCRPC.

•
NUV-1511,
our first clinical-stage DDC fuses a targeting agent to a widely used chemotherapy agent that suppresses the growth of various advanced solid tumors.
NUV-1511
is being evaluated in a Phase 1/2 study for the treatment of patients with advanced solid tumors who previously received and progressed on or after treatment with Enhertu
®
and/or Trodelvy
®
per approved U.S. FDA labeling, human epidermal growth factor receptor
2-negative
(“HER2-”) metastatic breast cancer, mCRPC, advanced pancreatic cancer, and platinum-resistant ovarian cancer (“PROC”).

Strategy
We strive to deliver meaningful benefit to patients with serious unmet medical needs in oncology by developing and commercializing novel and differentiated therapies. The core elements of our strategy include:

•	Rapidly developing taletrectinib for the treatment of advanced ROS1-positive NSCLC and seeking global regulatory approvals.

•	Advancing the ongoing clinical development of our other clinical-stage product candidates: safusidenib, NUV-868 and NUV-1511.

•	Building a fully integrated biotechnology company that includes research, development, manufacturing, and commercial capabilities.

•
Leveraging our deep insights in medicinal chemistry to pursue innovative clinical candidates and our business development expertise to identify and in-license
or acquire additional promising drug candidates

•	Identifying strategic opportunities to accelerate development timelines and maximize the value of our pipeline.
Programs
Taletrectinib: ROS1 Inhibitor Program
Taletrectinib is an oral, potent, central nervous system-active, selective, next-generation ROS1 inhibitor specifically designed for the treatment of patients with advanced ROS1-positive NSCLC. More than one million people globally are diagnosed with NSCLC annually, which is the most common form of lung cancer. It is estimated that approximately
1-3%
of people with NSCLC are ROS1-positive (Lin et al 2017; Zhang et al 2019). Up to 35% of people newly diagnosed with metastatic ROS1-positive NSCLC have tumors that have spread to their brain (brain metastases), increasing up to 55% for those whose cancer has progressed following initial treatment (Ou et al 2019). While people with other types of lung cancer have seen great treatment advances, there has been limited progress for people with ROS1-positive NSCLC who remain in need of new medicines.

Taletrectinib is currently being evaluated for the treatment of patients with advanced ROS1-positive NSCLC in two Phase 2 single-arm
pivotal studies:
TRUST-I
(NCT04395677) in China, and
TRUST-II
(NCT04919811), a global study.
Taletrectinib Phase 2 Clinical Studies Overview

Phase 2 Interim
TRUST-I
Study Results
TRUST-I
is a pivotal Phase 2, multicenter,
single-arm,
open-label study evaluating taletrectinib as a monotherapy in 173 patients with advanced ROS1-positive NSCLC in China who had either not previously been treated with a ROS1 TKI
(“TKI-naïve”)
or had previously been treated with a crizotinib
(“TKI-pretreated”).
Almost all patients received 600 mg of taletrectinib orally
once-a-day
in
21-day
treatment cycles. 21% of
TKI-naïve
patients and 34% of
TKI-pretreated
patients had received prior chemotherapy. The primary endpoint of this registrational study was confirmed objective response rate (“cORR”) as assessed by an independent review committee (“IRC”), and key secondary endpoints included duration of response (“DOR”), progression-free survival (“PFS”), and safety.
In June 2024, we reported results from
TRUST-I
at the American Society of Clinical Oncology Annual Meeting and in the Journal of Clinical Oncology (Li et al 2024). Results from patients enrolled in the study with long-term follow-up
remained highly consistent with previously reported taletrectinib results.
As of November 29, 2023, results from
TRUST-I
as assessed by an IRC showed:
In
TKI-naïve
patients (n=106):

•	90.6% of patients’ tumors shrank following treatment with taletrectinib (cORR).

•	Brain tumors shrank in 87.5% of taletrectinib-treated patients who had measurable central nervous system tumors (n=8; intracranial cORR).

•	After median follow-up of 23.5 months, median duration of response and median progression-free survival have not yet been reached.

•	At two years, 78.6% of patients who responded following treatment with taletrectinib were still responding, and 70.5% of patients were still progression-free.
In
TKI-pretreated
patients (n=66):

•	51.5% of patients’ tumors shrank following treatment with taletrectinib (cORR).

•	Brain tumors shrank in 73.3% of taletrectinib-treated patients who had measurable central nervous system tumors (n=15; intracranial cORR).

•	Tumors shrank in 66.7% of taletrectinib-treated patients with G2032R mutations (n=12).

•
After median
follow-up
of 9.7 months, median duration of response was 10.6 months and median progression-free survival was 7.6 months. Median duration of response and progression free survival data are still maturing and may change as results from future data cut-off
dates are disclosed.

•	At nine months, 69.8% of patients who responded following treatment with taletrectinib were still responding, and 47.4% were still progression-free.
TUMORS SHRANK IN 91% OF TALETRECTINIB-TREATED PATIENTS WITH ADVANCED ROS1-POSITIVE NSCLC WHO WERE
TKI-NAÏVE

TUMORS SHRANK IN 52% OF TALETRECTINIB-TREATED PATIENTS WITH ADVANCED
ROS-1
POSITIVE NSCLC WHO WERE PREVIOUSLY TREATED WITH A ROS1 TKI

MEDIAN DURATION OF RESPONSE AND PROGRESSION FREE SURVIVAL WERE NOT REACHED AFTER MEDIAN
FOLLOW-UP
OF 23.5 MONTHS IN
TKI-NAÏVE
PATIENTS

BRAIN TUMORS SHRANK IN 88% AND 73% OF TALETRECTINIB-TREATED PATIENTS WITH MEASURABLE CNS TUMORS WHO WERE
TKI-NAÏVE
AND
TKI-PRETREATED,
RESPECTIVELY

The most frequent treatment-emergent adverse events (“TEAEs”) were increased liver enzymes (increased aspartate aminotransferase: 76%; increased alanine aminotransferase: 68%); diarrhea (70%); vomiting (53%), and anemia (49%), most of which were grade 1 or 2. Incidence of neurologic TEAEs was low; the most common was dizziness (23%) and dysgeusia (10%), most of which was grade 1. Discontinuations (5%) and dose reductions (19%) due to TEAEs were low. Investigator assessed taletrectinib-related grade 5 TEAEs occurred in 3 patients: 2
TKI-naïve
(1 hepatic failure, 1 pneumonia) and 1
TKI-pretreated
(abnormal hepatic function).
TEAEs REPORTED IN ≥ 15% OF PATIENTS TREATED WITH TALETRECTINIB SHOWN BY SEVERITY

Phase 2
TRUST-II
Interim Study Results
TRUST-II
is a pivotal Phase 2, global, multicenter,
single-arm,
open-label study evaluating taletrectinib as a monotherapy in 154 patients with advanced ROS1-positive NSCLC who are
TKI-naïve
or
TKI-pretreated
(previously treated with crizotinib or entrectinib). All patients received 600 mg of taletrectinib orally once-a-day
in
21-day
treatment cycles. 16% of TKI-naïve patients and 52% of TKI-pretreated patients had received prior chemotherapy. The primary endpoint of this registrational study was cORR as assessed by IRC, and key secondary endpoints included duration of response (“DOR”), progression-free survival (“PFS”), and safety.

In October 2023, at the European Society for Medical Oncology Congress, AHT reported preliminary interim efficacy and safety data from
TRUST-II
utilizing a July 12, 2023 data
cut-off,
as assessed by IRC, including:
In
TKI-naïve
patients (n=25):

•	92.0% of patients’ tumors shrank following treatment with taletrectinib (cORR).

•	Brain tumors shrank in 80.0% of taletrectinib-treated patients who had measurable central nervous system tumors (n=5; intracranial cORR).

•	After median follow-up of 8.1 months, median duration of response and median progression-free survival were not reached.

•	At 12 months, 89.5% of patients who responded following treatment with taletrectinib were still responding, and 82.3% were still progression-free.
In
TKI-pretreated
patients (n=21):

•	57.1% of patients’ tumors shrank following treatment with taletrectinib (cORR).

•	Brain tumors shrank in 62.5% of taletrectinib-treated patients who had measurable central nervous system tumors (n=8; intracranial cORR).

•
After median
follow-up
of 11.7 months, median duration of response was not reached and median progression-free survival was 11.7 months. Median progression free survival data are still maturing and may change as results from future data cut-off dates are disclosed.

•	At 12 months, 81.5% of patients who responded following treatment with taletrectinib were still responding, and 42.6% were still progression-free.
The most frequent TEAEs were increased liver enzymes (increased alanine aminotransferase: 64%; increased aspartate aminotransferase: 63%); diarrhea (43%), and nausea (43%), most of which were grade 1 or 2. Incidence of neurologic TEAEs was low and the majority were grade
1-2;
the most common were dysgeusia (19%) and dizziness (13%). Dose reductions and discontinuations due to TEAEs were 34% and 2%, respectively. No treatment-related deaths were reported.
We plan to present additional data from the
TRUST-II
study at a medical conference in the second half of 2024.
Taletrectinib Regulatory Status
Taletrectinib has been granted Breakthrough Therapy Designations by the U.S. FDA for the treatment of adult patients with advanced or metastatic ROS1-positive NSCLC who are ROS1 TKI treatment naïve or previously treated with crizotinib, and by China’s NMPA for the treatment of adult patients with advanced or metastatic ROS1-positive NSCLC who have been previously treated with a ROS1 TKI as well as those who have not been previously treated by a ROS1 TKI. Based on results of the
TRUST-I
clinical study, China’s NMPA has accepted and granted Priority Review Designations to New Drug Applications for taletrectinib for the treatment of adult patients with locally advanced or metastatic ROS1-positive NSCLC who either have or have not previously been treated with ROS1 TKIs.
Taletrectinib
In-License
Agreement
In December 2018, AnHeart Therapeutics Inc. (“AHT”), a wholly owned subsidiary of AnHeart, entered into a license agreement with Daiichi Sankyo, pursuant to which Daiichi Sankyo granted to AHT exclusive worldwide rights to develop and commercialize taletrectinib (the “Taletrectinib
In-License
Agreement”).
To date, under the Taletrectinib
In-License
Agreement, AHT has paid Daiichi Sankyo $9 million in connection with an upfront payment and the achievement of both a development and regulatory milestone. In addition, we are obligated to pay up to $14 million upon achievement of additional regulatory milestones, up to $20 million upon achievement of commercial sales milestones, and a high single-digit percentage royalty based on worldwide net sales subject to certain adjustments. Our obligation to pay royalties under the Taletrectinib
In-License
Agreement will expire on a
country-by-country
basis upon the later of the expiration of the last valid claim of a patent licensed under the Taletrectinib
In-License
Agreement covering taletrectinib, and ten years after the first commercial sale of taletrectinib in such country.
The Taletrectinib
In-License
Agreement will continue in effect until we cease all commercial activity related to taletrectinib. We may terminate the Taletrectinib
In-License
Agreement on a
country-by-country
basis or in its entirety upon 6 months prior written notice if we have bona fide
material concerns regarding the lack of efficacy of taletrectinib, if patent claim(s) covering taletrectinib are invalidated in the relevant jurisdiction, or if taletrectinib is determined to infringe one or more claims of a third-party patent. Daiichi Sankyo may terminate the Taletrectinib
In-License
Agreement due to our insolvency or bankruptcy, or if we challenge any patents licensed under the Taletrectinib
In-License
Agreement. Either party may terminate the agreement in the event of a material breach by the other party that remains uncured for 90 days (or, if such material breach cannot be cured within 90 days, if the other party does not commence and diligently continue actions to cure such breach during such 90 days).
We need Daiichi Sankyo’s prior written consent to grant sublicenses under the rights licensed to us under the Taletrectinib
In-License
Agreement, provided that any denial of approval by Daiichi Sankyo must be made in good faith based on reasonable concerns. Furthermore, under certain circumstances, we need Daiichi Sankyo’s prior consent to assign our rights under the Taletrectinib
In-License
Agreement.
Taletrectinib
Out-License
Agreements
In May 2021, AnHeart Therapeutics (Hangzhou) Co. Ltd. (“AHT Hangzhou”), a wholly owned subsidiary of AnHeart, entered into a collaboration and license agreement with Innovent Biologics (Suzhou) Co. Ltd. (“Innovent”, and such agreement, the “Innovent Agreement”), pursuant to which AHT Hangzhou granted to Innovent exclusive rights to commercialize taletrectinib in mainland China, Hong Kong, Macau and Taiwan (collectively, the “Innovent Territory”), as well as certain development rights within the Innovent Territory. To date, pursuant to the Innovent Agreement, AHT Hangzhou has received $55 million in connection with an upfront payment, reimbursement of research and development expenses, and achievement of regulatory milestones. In addition, we may receive up to $29 million upon achievement of additional regulatory milestones, up to $105 million upon achievement of commercial milestones, and tiered percentage royalties ranging from mid-teen
to
low-twenties
on annual net sales of taletrectinib in the Innovent Territory subject to certain adjustments. Innovent’s obligation to pay royalties under the Innovent Agreement will expire on a country-by-country
basis upon the later of the expiration of the last valid claim of a patent licensed under the Taletrectinib
In-License
Agreement covering taletrectinib, and ten years after the first commercial sale of taletrectinib in such country. The Innovent Agreement will continue in effect until Innovent ceases all commercial activity related to taletrectinib in the Innovent Territory or termination of the Taletrectinib
In-License
Agreement. We may terminate the Innovent Agreement if Innovent challenges any patents licensed to it under the Innovent Agreement. Innovent may terminate the Innovent Agreement upon
1-month’s
prior written notice if it has
bona fide
material concerns regarding the lack of safety or efficacy of taletrectinib. Either party may terminate the agreement in the event of a material breach by the other party that remains uncured for 90 days (or, if such material breach cannot be cured within 90 days, if the other party does not commence and diligently continue actions to cure such breach during such 90 days), or due to insolvency or bankruptcy of the other party.
In October 2023, AHT entered into a collaboration and license agreement with Nippon Kayaku Co., Ltd. (“NK”, and such agreement, the “NK Agreement”), pursuant to which AHT granted to NK exclusive rights to commercialize taletrectinib for all human indications in Japan (the “NK Territory”), and exclusive rights to research and develop taletrectinib for any indication other than ROS1-positive NSCLC in Japan subject to AnHeart’s prior approval. Pursuant to the NK Agreement, AHT received a $40 million upfront payment. In addition, we may receive $25 million upon achievement of a regulatory milestone, up to $35 million upon achievement of commercial milestones, and a lower-mid
double digit percentage royalty on net sales of taletrectinib in the NK Territory. The NK Agreement will continue in effect until the later of first sale of a first generic for taletrectinib for which a drug reimbursement price has been established in the NK Territory, and our obligation to pay royalties under the Taletrectinib
In-License
Agreement for net sales of taletrectinib in the NK Territory. We may terminate the NK Agreement if NK challenges any patents licensed to it under the NK Agreement. NK may terminate the NK Agreement upon 90 days prior written notice if it has bona fide
material concerns regarding the lack of safety or efficacy of taletrectinib, or at any time after first commercial sale of taletrectinib upon 6 month’s prior written notice. Either party may terminate the agreement in the event of a material breach by the other party that remains uncured for 90 days (or, if such material breach cannot be cured within 90 days, if the other party does not commence and diligently continue actions to cure such breach during such 90 days), and AHT may terminate the agreement due to insolvency or bankruptcy of NK.
Safusidenib: mIDH1 Inhibitor Program
Safusidenib is a novel, oral, potent, brain penetrant, targeted inhibitor of mIDH1, which is detected in various tumors, including gliomas. IDH proteins play a critical role in the citric acid cycle, also known as the tricarboxylic acid cycle or Krebs cycle, by catalyzing the conversion of isocitrate to α-ketoglutarate. Mutant IDH catalyzes abnormal conversion of α-ketoglutarate to the oncometabolite
2-hydroxyglutarate
(2-HG).
Accumulation of
2-HG
leads to tumorigenesis by inducing changes in various cellular processes, including epigenetic dysregulation. Most patients with IDH mutant glioma harbor the mIDH1 subtype known as IDH1R132H (Machida et al 2020). The Central Brain Tumor Registry of the United States estimated that approximately
13,300-18,300
people are living with diffuse mIDH1 in the U.S. in 2018-2020.
Safusidenib has high blood–brain barrier (“BBB”) permeability and inhibits mIDH1, including the subtype IDH1R132H. Continuous administration of safusidenib impaired tumor growth and decreased
2-HG
levels in subcutaneous and intracranial xenograft models derived from a patient with mIDH1-positive glioblastoma. Moreover, the expression of glial fibrillary acidic protein was strongly induced by safusidenib, suggesting that inhibition of mIDH1 promotes glial differentiation (Machida et al 2020).
Phase 1 Study Results
A Phase 1 (NCT03030066) multicenter, open-label, dose-escalation study evaluating safusidenib as a monotherapy in 47 patients was conducted in Japan and sponsored by Daiichi Sankyo Co., Ltd. Patients were divided into enhancing and non-enhancing
groups based on the presence or absence of tumor contrast enhancement judged by each investigator at the time of enrollment to estimate the grade at the time of drug administration. Tumor response was assessed by Response Assessment in Neuro-Oncology (“RANO”) for enhancing tumors and
RANO-low
grade glioma
(“RANO-LGG”)
for
non-enhancing
tumors. Tumors that show enhancement on MRI scans tend to have more vascularization and disruption to the blood-brain barrier and are generally associated with a higher degree of malignancy compared with non-enhancing
tumors.
The objective response rates were 17.1% for enhancing tumors and 33.3% for non-enhancing
tumors. The maximum tolerated dose was not reached as of a January 31, 2021 data cut-off.
Most adverse events (AEs) were grade
1-2.
Twenty patients (42.6%) experienced at least one grade 3 AE. No grade 4 or 5 AEs or serious drug-related AEs were reported. Common AEs (>20%) were skin hyperpigmentation, diarrhea, pruritus, alopecia, arthralgia, nausea, headache, rash, back pain, and dry skin. Seven on-treatment
brain tumor samples showed a significantly lower amount of
D-2-HG
compared with
pre-study
archived samples.
SAFUSIDENIB GENERATED PARTICULARLY ENCOURAGING EFFICACY SIGNALS IN IDH1-MUTANT ENHANCING AND
NON-ENHANCING
GLIOMA RELATIVE TO VORASIDENIB PHASE 1 DATA

Clinical Development Plan for Safusidenib in mIDH1 Glioma
We are currently conducting a Phase 2 global study to evaluate safusidenib’s safety, efficacy, and pharmacokinetics in patients with diffuse mIDH1 glioma. In the first stage of the study, we are exploring five dosing regimens and will track patients’ objective response rate and adverse events on safusidenib. We are evaluating potential designs for the second, dose-expansion stage of the study.
Safusidenib Phase 1 and Phase 2 Clinical Study Overview

Safusidenib
In-License
Agreement
In September 2020, AHT entered into a license agreement with Daiichi Sankyo, pursuant to which Daiichi Sankyo granted to AHT exclusive worldwide (other than Japan) rights to develop and commercialize safusidenib for all human prophylactic or therapeutic uses (the “Safusidenib
In-License
Agreement”). Daiichi Sankyo retains the right to develop and commercialize safusidenib in Japan.
To date, under the Safusidenib
In-License
Agreement, AHT has paid Daiichi Sankyo $9 million in connection with an upfront payment and the achievement of a development milestone. In addition, we are obligated to pay up to $6 million upon achievement of additional development milestones, up to $50 million upon achievement of regulatory milestones, up to $45 million upon achievement of commercial sales milestones, and a high single-digit percentage royalty based on worldwide net sales subject to certain adjustments. Our obligation to pay royalties under the Safusidenib
In-License
Agreement will expire on a
country-by-country
basis upon the later of the expiration of the last valid claim of a patent licensed under the Safusidenib
In-License
Agreement covering safusidenib, and ten years after the first commercial sale of safusidenib in such country.
The Safusidenib
In-License
Agreement will continue in effect until we cease all development and commercial activity related to safusidenib. We may terminate the Safusidenib
In-License
Agreement on a
country-by-country
basis or in its entirety upon 6 months prior written notice if we have bona fide
material concerns regarding the lack of efficacy of safusidenib, if all patent claims covering safusidenib are invalidated in the relevant jurisdiction, or if safusidenib is determined to infringe one or more claims of a third-party patent. Daiichi Sankyo may terminate the Safusidenib
In-License
Agreement if due to our insolvency or bankruptcy, or if we challenge any patents licensed under the Safusidenib
In-License
Agreement. Either party may terminate the agreement in the event of a material breach by the other party that remains uncured for 90 days (or, if such material breach cannot be cured within 90 days, if the other party does not commence and diligently continue actions to cure such breach during such 90 days).
We need Daiichi Sankyo’s prior written consent to grant sublicenses under the rights exclusively licensed to us under the Safusidenib
In-License
Agreement, which Daiichi Sankyo shall not unreasonably withhold. Furthermore, we need Daiichi Sankyo’s prior consent to assign our rights under the Safusidenib
In-License
Agreement, such consent not to be unreasonably withheld.

NUV-868:
BET Inhibitor Program
NUV-868,
a
BD2-selective
oral small molecule BET inhibitor, inhibits BRD4, a key member of the BET family that epigenetically regulates proteins that control tumor growth and differentiation. BETs consist of two sub-domains:
BD1, the inhibition of which is known to contribute to toxicity, and BD2, the inhibition of which is expected to be important for efficacy. BET inhibitors have historically targeted both BD1 and BD2 less selectively, causing gastrointestinal toxicity and bone marrow suppressive effects like thrombocytopenia.
Emerging evidence suggests distinct roles for the BD1 and BD2 domains of BET proteins (Gilan et al 2020). As described in the figure below, inhibition of BD1 may play a predominant role in regulating steady state gene expression through the displacement of BET proteins already associated with histones. Inhibition of BD1 has also been associated with toxicity (including bone marrow suppression and gastrointestinal effects), which together may limit the therapeutic window for agents which potently inhibit BD1. In contrast, inhibition of the BD2 domain may play a predominant role in regulating rapid gene induction by preventing BET proteins from associating with histones. BD2 selective agents have demonstrated efficacy in both cancer and inflammatory models, while having more limited effects on bone marrow and gastrointestinal cells and may therefore have a wider therapeutic window than non-BD2
selective BET inhibitors.
BD2 MAY SELECTIVELY BLOCK THE ABILITY OF CANCER CELLS TO INDUCE RESISTANCE PATHWAYS, AND BY AVOIDING BD1 INHIBITION, MAY INCREASE TOLERABILTY

Our Potential
Solution—NUV-868
NUV-868
is a small molecule
BD2-selective
BETi for the treatment of solid tumors that is almost 1,500 times more selective for BD2 than BD1, which may potentially enable this molecule to reduce the toxicities associated with other non-BD2
selective inhibitors. Given BET’s potential as an oncology target, there are several BET inhibitors in development for several cancers. Other BET inhibitors that are not as selective for BD2, have been associated with toxicities including bone marrow, gastrointestinal and thrombocytopenia. The selectivity of several BET inhibitors that are currently in development is shown in the table below.

NUV-868
IS A MORE SELECTIVE BD2 INHIBITOR
IC50 values of
NUV-868
and other BET inhibitors in development

Our Current Opportunities for
NUV-868
NUV-868
in combination with androgen receptor-directed therapies may help to overcome resistance in prostate cancer. In addition,
NUV-868
in combination with PARP inhibitors may have synergistic activity to increase efficacy across multiple solid tumors.
Overview of Prostate Cancer
Prostate cancer is reported as the second and third leading cause of cancer death for men in the U.S. and in Europe, respectively. American Cancer Society statistics estimated that approximately 300,000 men in the U.S. would be diagnosed with prostate cancer in 2024. Men with mCRPC have a poor prognosis and a predicted survival time of less than three years from the initial time of progression. Current SOC for men with mCRPC provides that patients should initially receive a combination of androgen deprivation therapy (“ADT”) and either abiraterone, which works by decreasing androgen levels, or enzalutamide, which works by blocking androgen binding to AR. If the disease progresses despite these second-generation hormonal therapies, chemotherapy is considered the next treatment option. Treatment with chemotherapy is generally postponed for as long as possible due to its effect on patient’s quality of life and the potential for severe side effects including neuropathies, nausea, diarrhea, decreased mental capacity and increased risk of infections.
Clinical Rationale for Combining BET Inhibition with Anti-Androgen Therapy in mCRPC
The androgen receptor (“AR”) plays a pivotal role in castration-resistant prostate cancer, and androgen deprivation therapy is an effective strategy for suppressing the progression of most prostate cancers (Fujita and Nonomura, 2019). Enzalutamide is a nonsteroidal antiandrogen approved for the treatment of castration-resistant and metastatic castration-sensitive prostate cancer. The drug has been studied extensively in the clinic and, along with available real-world data since its approval, shows strong evidence of its efficacy and tolerability (Scott, 2018). Many patients with castration-resistant prostate cancer eventually develop resistance to antiandrogens, including enzalutamide, through a variety of mechanisms related to the AR, including mutation and overexpression (Fujita and Nonomura, 2019). A potential therapeutic strategy to overcome antiandrogen resistance is through BET inhibition, specifically inhibition of BRD4, which has been shown to drive transcription of the AR (Faivre et al, 2017). Data from a nonclinical study showed that a dual AR and BET inhibitor reduced transactivation of the AR mutant that mediates enzalutamide resistance, inhibited proliferation of
AR-positive
prostate cancer cells, and suppressed growth of prostate cancer xenografts in vivo (Yu et al, 2020). Additional nonclinical data provide evidence that combining BET inhibitors with AR antagonists, such as enzalutamide, could prevent resistance to these antagonists (Asangani et al, 2016). Published results from a Phase 1b/2a study of
ZEN-3694
in combination with enzalutamide in patients with mCRPC showed promising preliminary efficacy results (radiographic progression-free survival [rPFS] of 9 months, with a rPFS of 10 months in patients with prior progression on enzalutamide monotherapy) (Aggarwal et al, 2020).

Preclinical Data
NUV-868
in combination with AR directed therapies may help to overcome resistance in prostate cancer. Inhibition of BRD4 has been shown to drive transcription of the AR (Faivre et al, 2017). BET inhibitors given with AR antagonists, such as enzalutamide, may prevent resistance to these antagonists (Asangani et al, 2016).
NUV-868
as a single agent caused tumor reductions in an enzalutamide-resistant patient-derived prostate cancer xenograft model as noted in the graph below. Additionally,
NUV-868
appears to have
re-sensitized
such tumors back to enzalutamide as the combination caused deep tumor reductions in this model.
NUV-868
TREATMENT CONVERTS ENZALUTAMIDE-RESISTANT PATIENT DERIVED PROSTATE CANCER XENOGRAFTS TO AGAIN BE ENZALUTAMIDE-SENSITIVE

Overview of PARP Inhibitors in various Advanced Solid Cancers
Poly
(ADP-ribose)
polymerase (“PARP”) inhibitors block DNA repair and replication in cancer cells. Originally, PARP inhibitors were shown to target cells deficient in breast cancer gene 1 or breast cancer gene 2 (“BRCA”)-dependent homologous recombination pathways (Farmer et al, 2005); however, nonclinical and clinical evidence suggests that PARP inhibitors may also be effective in cancers lacking BRCA 1/2 mutations through alternative mechanisms (Keung et al, 2020; Kim et al, 2019; Ledermann et al, 2014; Mirza et al, 2016), expanding the potential population who might benefit from PARP inhibition. Several PARP inhibitors have now been approved for solid organ cancers, including ovarian, breast, prostate, and pancreatic cancers; however, their long-term use may be limited due to the development of resistance (reviewed in Kim et al, 2021).
Clinical Rationale for Combining BET Inhibitors with PARP Inhibitors in various Advanced Solid Cancers
Combination therapies that include drugs with other mechanisms of action are being investigated to potentially overcome common mechanisms of resistance to PARP inhibitors. Several nonclinical studies have provided evidence that BET inhibitors in combination with PARP inhibitors may provide synergistic activity against ovarian, breast, prostate, pancreatic, and small cell lung cancers and in cholangiocarcinoma (Fehling et al, 2020; Fiorentino et al, 2020; Karakashev et al, 2017; Liu et al, 2020; Miller et al, 2019; Mio et al, 2019; Pawar et al, 2018; Wilson et al, 2018; Yang et al, 2017). Two clinical studies are currently ongoing to test combination treatment using investigational BET inhibitors alongside approved PARP inhibitors: a Phase 2 study of
ZEN-3694
+ talazoparib in patients with metastatic or recurrent TNBC (NCT03901469) and a Phase 1/2 study of PLX2853 + olaparib in patients with mCRPC (NCT04556617).

Use of BET inhibitors in combination with PARP inhibitors may also have synergistic activity to increase efficacy across multiple solid tumors, as shown in the figure below. Several nonclinical studies have provided evidence that BETi in combination with PARPi may provide synergistic activity against ovarian, breast, prostate, pancreatic, and small cell lung cancers (Fehling et al, 2020; Fiorentino et al, 2020; Karakashev et al, 2017; Lui et al, 2020; Miller et al, 2019; Mio et al, 2019; Pawar et al, 2018; Wilson et al, 2018; Yang et al, 2017).
BET INHIBITORS MAY REDUCE PARP INHIBITOR RESISTANCE POSSIBLY BY PREVENTING THE INDUCTION OF ALTERNATIVE DNA REPAIR PATHWAYS

Clinical Development Plan for
NUV-868
in Advanced Solid Tumors
In January 2022, the FDA cleared an Investigational New Drug (“IND”) application for
NUV-868
for the treatment of patients with advanced solid tumors. In March 2022, we initiated a Phase 1 monotherapy dose escalation study in patients with advanced solid tumors to determine a maximum tolerated dose. In December 2022, we initiated a Phase 1b dose escalation study of
NUV-868
in combination with olaparib in patients with ovarian cancer, pancreatic cancer, mCRPC, TNBC, and other solid tumors, and in combination with enzalutamide in patients with mCRPC. We have completed the Phase 1 monotherapy study and determined the maximum tolerated dose. The combination studies are ongoing. The primary objectives for the Phase 1 and Phase 1b portions will be safety, tolerability, and the determination of the recommended Phase 2 dose. We intend to initiate a Phase 2 study to further explore safety and efficacy once the recommended Phase 2 dose is determined.

NUV-868-01
Clinical Study Overview

Overview of Our DDC Platform
The foundations of our DDCs are built by employing tissue-targeting small molecules fused to anti-cancer warheads of existing drugs with well-understood mechanisms of action. Our platform leverages our drug discovery and chemistry expertise to find the minimum target binding sites of drug X and drug Y and fuse them together, while maintaining activity. Our DDCs are designed to selectively bind to intracellular as well as surface cell membrane targets that are expressed more highly in specific target tissues and to potently deliver anti-cancer warheads to these target tissues. The figure below depicts our DDC approach.
DRUG-DRUG CONJUGATES ARE DESIGNED TO BIND TWO DIFFERENT TARGETS SIMULTANEOUSLY

Key potential benefits of our DDCs include:

•	Tissue-selective targeting improves therapeutic index vs. untargeted warhead;

•	Oral or IV delivery;

•	Binds intracellular and cell membrane targets;

•	Highly cell permeable; and

•	Simpler and less expensive to manufacture than antibody-drug conjugates
NUV-1511:
A Targeted DDC Derived from a Widely Used Chemotherapy Agent for Advanced Solid Tumors
NUV-1511,
our first clinical-stage DDC, fuses a targeting agent to a widely used chemotherapy agent that suppresses the growth of various advanced solid tumors. We believe
NUV-1511
may be able to limit the adverse side effects of the chemotherapy agent while effectively targeting various advanced solid tumors, including prostate and breast cancer.
Preclinical data for
NUV-1511
The potential anti-tumor efficacy of
NUV-1511
was evaluated in a prostate cancer cell line derived xenograft model (LNCaP). As shown in the figure below,
NUV-1511
demonstrated significant tumor growth inhibition with IV dosing. Of note, the DDC targeting ligand or chemotherapy agent alone did not inhibit tumor growth to the extent of
NUV-1511.
NUV-1511
was also examined in an ER+/PR+ breast cancer cell line derived xenograft model (T47D). As shown below,
NUV-1511
caused significant tumor regressions. The DDC targeting ligand or the chemotherapeutic agent were less effective in inhibiting tumor growth.
NUV-1511,
A DDC DERIVATIVE OF A WIDELY USED CHEMO AGENT, SUPPRESSES PROSTATE AND BREAST CANCER GROWTH IN XENOGRAFTS

Additionally, as shown in the figure below, in a prostate cancer xenograft model, intermittent dosing regimens with
NUV-1511
were sufficient to cause significant tumor regression up to
28-days,
while continuous or intermittent dosing with the chemotherapeutic agent were markedly less effective in inhibiting tumor growth.

INTERMITTENT DOSING OF
NUV-1511
LEADS TO SUSTAINED TUMOR INHIBITION FOR WEEKS

Clinical Development Plan for
NUV-1511
In March 2024, we treated the first patient in a Phase 1/2 study of
NUV-1511.
The study will initially evaluate safety and tolerability, pharmacokinetic profile, and assess for signs of clinical activity in patients with advanced solid tumors who previously received and progressed on or after treatment with Enhertu® and/or Trodelvy® per approved U.S. FDA labeling, human epidermal growth factor receptor
2-negative
(“HER2-”) metastatic breast cancer, mCRPC, advanced pancreatic cancer, and platinum-resistant ovarian cancer (“PROC”). The dose escalation portion of the study employs a flexible design that allows for the potential to explore two dosing schedules for
NUV-1511,
with the goal of establishing the recommended Phase 2 dose.
NUV-1511
Clinical Study Overview

Intellectual Property
Our commercial success depends in large part on our ability to obtain and maintain patent protection in the U.S. and other countries for our investigational products, to operate without infringing valid and enforceable patents and proprietary rights of others, and to prevent others from infringing on our proprietary or intellectual property rights.
We generally seek to protect our proprietary position by pursuing patents that cover the compositions of matter, formulations, methods of use or methods of synthesis relating to our investigational products, as well as other discoveries, technologies, inventions and improvements that may be commercially important to our business. For our product candidates, we generally seek patent protection in the U.S. and in foreign jurisdictions such as Australia, Brazil, Canada, the European Patent Office, China, Japan, India, Israel, New Zealand, Mexico, Singapore, South Africa, Republic of Korea, Hong Kong and Taiwan.
As of June 1, 2024, our company-owned or exclusively licensed patent portfolio consists of approximately 26 issued U.S. patents, 24 pending U.S. patent applications, 4 pending PCT applications, 300 issued foreign patents, and 140 pending foreign patent applications.
Taletrectinib is covered by patent families that we either own or have exclusively licensed from Daiichi Sankyo worldwide. These patent families cover the composition of matter of taletrectinib, methods of use thereof, or methods of manufacturing thereof. These patents families include issued patents as well as pending patent applications in the U.S. and certain foreign jurisdictions, and patents that have issued or may issue from these patent families are expected to expire from 2033 to 2042 (not including patent term adjustment or extension that may be available to extend the term of such patents).
For safusidenib, we have an exclusive worldwide (other than Japan) license from Daiichi Sankyo to patent families that cover the composition of matter of safusidenib, methods of use thereof, or methods of manufacturing thereof. These patents families include issued patents as well as pending patent applications in the U.S. and certain foreign jurisdictions, and patents that have issued or may issue from these patent families are expected to expire from 2035 to 2041 (not including patent term adjustment or extension that may be available to extend the term of such patents).
For
NUV-868,
we own patent families that cover the composition of matter of
NUV-868
or the methods of use thereof. These patents families include issued patents as well as pending patent applications in the U.S. and certain foreign jurisdictions, and patents that have issued or may issue from these patent families are expected to expire from 2040 to 2044 (not including patent term adjustment or extension that may be available to extend the term of such patents).
For the DDC platform, we own patent families that cover the composition of matter of our DDC compounds, including
NUV-1511,
or the methods of use thereof. These patent families include issued patents as well as pending patent applications in the U.S. and certain foreign jurisdictions, and patents that have issued or may issue from these patent families are expected to expire from 2039 to 2043 (not including patent term adjustment or extension that may be available to extend the term of such patents).
Because of the extensive time required for development, testing and regulatory review of an investigational product, it is possible that, before a product can be commercialized, any patent protection for such product may expire or remain in force for only a short period following commercialization, thereby reducing the commercial advantage the patent provides. In the U.S., the term of a patent covering an
FDA-approved
product may, in certain cases, be eligible for a patent term extension under the Hatch-Waxman Act as compensation for the loss of patent term during the FDA regulatory review process. The period of extension may be up to five years, but cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval. Only one patent among those eligible for an extension may be extended and the amount of available extension to any patent term extension-eligible patent depends on a variety of factors, including the date on which the patent issues and certain dates related to the regulatory review period. Possible extensions may be available in Europe and in certain other jurisdictions to extend the term of a patent that covers an approved product. While we intend to seek patent term extensions in any jurisdictions where they are available to us, there is no guarantee that the applicable authorities, including the FDA or the USPTO, will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions.
We also rely on trade secrets to protect our technology and product candidates, especially where we do not believe patent protection is appropriate or obtainable. We seek to protect our proprietary information, in part, using confidentiality agreements with our partners, collaborators, employees and consultants.
Our commercial success may depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, obtain licenses or cease certain activities. Our failure to obtain a license to proprietary rights that we may require to develop or commercialize our future drug products may have a material adverse impact on us.

The intellectual property positions for biotechnology and pharmaceutical companies like us are generally uncertain and can involve complex legal, scientific, and factual issues. For information regarding the risks related to our intellectual property, please see “Risk Factors—Risks Related to Our Intellectual Property.”
Manufacturing and Supply
We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We rely, and expect to continue to rely, on third parties for the manufacture of our investigational products for preclinical and clinical testing, as well as for commercial manufacture if any of our investigational products obtain marketing approval. We also rely, and expect to continue to rely, on third parties to package, label, store and distribute our investigational products, as well as for our commercial products if regulatory approval is obtained. We believe that this strategy allows us to maintain a more efficient infrastructure by eliminating the need for us to invest in our own manufacturing facilities, equipment and personnel while also enabling us to focus our expertise and resources on the development of our investigational products.
To date, we have obtained APIs and drug product for our investigational products from single-source third-party CMOs. We are in the process of developing our supply chain for each of our investigational products and intend to put in place framework agreements under which CMOs will generally provide us with necessary quantities of API and drug product on a project-by-project
basis based on our development needs, and which agreements will provide us with intellectual property rights necessary to conduct the business. We seek to use a different CMO for each investigational product and will consider further diversification of drug product and supply organizations as circumstances warrant. Overall, as we advance our investigational products through development, we will start by seeking multiple sources for raw materials and address other potential points of concern over time.
Commercialization
We intend to retain significant development and commercial rights to our product candidates and, if marketing approval is obtained, to commercialize our investigational products on our own, or potentially with a partner, in the U.S. and other regions. For example, we have out-licensed
the commercialization of taletrectinib in certain countries in Asia as described above under the caption “Taletrectinib: ROS1 Inhibitor Program—Taletrectinib
Out-License
Agreements.” We intend to build the necessary infrastructure and sales, marketing and commercial product distribution capabilities for the U.S., and potentially other regions, following further advancement of our investigational products. Clinical data, the size of the addressable patient population and the size of the commercial infrastructure and manufacturing needs and economics related to the foregoing may all influence or alter our commercialization plans.
Competition
The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our technology, development experience and scientific knowledge provide us with competitive advantages, we face potential competition from many different sources, including large pharmaceutical and biotechnology companies, academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for the research, development, manufacturing and commercialization of cancer therapies. Any investigational products that we successfully develop and commercialize will compete with new therapies that may become available in the future.
We compete in the segments of the pharmaceutical, biotechnology and other related markets that develop small molecules and drug conjugates as treatments for cancer patients. There are many other companies that have commercialized and/or are developing such treatments for cancer including large pharmaceutical and biotechnology companies, such as AstraZeneca plc, Bristol-Myers Squibb Company (“BMS”), Eli Lilly, Merck, Novartis Pharmaceuticals Corporation (“Novartis”), Pfizer, Regeneron Pharmaceuticals, Inc. in partnership with Sanofi Genzyme (“Sanofi”) and Roche.
If approved for the treatment of advanced ROS1-positive NSCLC, we expect that taletrectinib would compete against approved drugs including Pfizer’s Xalkori®, Roche’s Rozlytrek®, and BMS’s Augtyro®. Other ROS1 inhibitors currently in clinical-stage development include Nuvalent’s zidesamtinib.

For safusidenib, we are aware of several clinical-stage mIDH1 inhibitors being developed for patients with mIDH1 glioma, including, but not limited to, product candidates from Servier and Rigel.
For
NUV-868,
we are aware of several clinical-stage BET inhibitors being developed for patients with hematological malignancies and solid tumors, including, but not limited to, product candidates from MorphoSys, Opna Bio, Plexxikon, Zenith Epigenetics, Incyte, Boehringer Ingelheim, Abbvie, BMS, Jacobio, Foghorn Therapeutics, GSK, Betta Pharmaceuticals, Ranok Therapeutics and Epigenetix. In addition, there are a number of BET inhibitors at the preclinical stage. To our knowledge, there is currently no commercially available BET inhibitor and the most advanced BET inhibitor is in a Phase 3 clinical trial (pelabresib for myelofibrosis).
Our DDC programs targeting hormone receptors in cancer cells apply to types of cancer that may depend on hormone receptors for their growth, such as ER+ mBC, prostate cancer and ovarian cancer. All of these tumors have commercially available therapies including therapies from AstraZeneca, Bayer, Daiichi Sankyo, Eli Lilly, Gilead, GSK, Janssen Pharmaceutical Companies, Novartis, Pfizer, Roche and Sanofi. In addition, many new product candidates are being developed as monotherapy or in combination with other drugs for these tumors type, and the most advanced of these development programs are in Phase 3 and may lead to near-term regulatory approval and subsequent commercialization. These development programs include those of the companies named above as well as numerous others. Some of these drugs and drug candidates target hormone receptor pathways directly, while many others may affect cancer cell growth through different mechanisms of action.
Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved drugs than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and enrolling subjects for our clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.
We could see a reduction or elimination of our commercial opportunity if our competitors develop and commercialize products that are safer or more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we or our collaborators may develop. Our competitors also may obtain FDA or comparable foreign regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we or our collaborators are able to enter the market. The key competitive factors affecting the success of all of our investigational products, if approved, are likely to be their degree of efficacy, tolerability profile, convenience and price, the effectiveness of companion diagnostics (if required), the level of biosimilar or generic competition and the availability of reimbursement from government and other third-party payors.
Government Regulation
Government authorities in the U.S. at the federal, state and local level and in other countries regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug and biological products. The requirements and processes governing these activities vary from country to country. Generally, before a new drug can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority.
U.S. Drug Development
In the U.S., the FDA regulates drugs under the Food, Drug, and Cosmetic Act (“FDCA”). Drugs also are subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or post-market may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, untitled or warning letters, product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement and civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.
Our product candidates are considered small molecule drugs and must be approved by the FDA through the new drug application (“NDA”) process before they may be legally marketed in the U.S. The process generally involves the following:

•	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with Good Laboratory Practice (“GLP”);

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	approval by an independent institutional review board (“IRB”) or ethics committee at each clinical trial site before each trial may be initiated;

•
performance of adequate and well controlled human clinical trials in accordance with applicable IND regulations, current Good Clinical Practice (“GCP”) requirements and other clinical trial-related protocols and regulations to establish substantial evidence of the safety and efficacy of the investigational product for each proposed indication;

•	submission to the FDA of an NDA after completion of all pivotal trials;

•	determination by the FDA within 60 days of its receipt of an NDA to accept the filing for substantive review;

•
satisfactory completion of an FDA
pre-approval
inspection of the manufacturing facility or facilities where the drug will be produced to assess compliance with current Good Manufacturing Practices (“cGMP”) requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•	potential FDA audit of the preclinical study and/or clinical trial sites that generated the data in support of the NDA filing to assess compliance with GCP;

•	FDA review and approval of the NDA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the U.S.; and

•
compliance with any post-approval requirements, including the potential requirement to implement a risk evaluation and mitigation strategy (“REMS”) and the potential requirement to conduct post-approval studies.

The data required to support an NDA are generated in two distinct developmental stages: preclinical and clinical. The preclinical and clinical testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for any current and future product candidates will be granted on a timely basis, or at all.
Preclinical Studies and IND
The preclinical developmental stage generally involves laboratory evaluations of drug chemistry, formulation and stability, as well as studies to evaluate toxicity in animals, which support subsequent clinical testing. The sponsor must submit the results of the preclinical studies, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before human clinical trials may begin.
Preclinical studies include laboratory evaluation of product chemistry and formulation, as well as in vitro
and animal studies to assess the potential for adverse events and in some cases to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations for safety/toxicology studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical studies, among other things, to the FDA as part of an IND. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.
Clinical Trials
The clinical stage of development involves the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and eligibility criteria and the parameters to be used to monitor subject safety and assess efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB must also approve the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries.
A sponsor who wishes to conduct a clinical trial outside of the U.S. may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of an NDA. The FDA will generally accept a well-designed and well conducted foreign clinical trial not conducted under an IND if the clinical trial is conducted in compliance with GCP and the FDA is able to validate the data through an onsite inspection, if deemed necessary. An NDA based solely on foreign clinical data meeting U.S. criteria for marketing approval may be approved if (1) the foreign data are applicable to the U.S. population and U.S. medical practice, (2) the studies have been performed by clinical investigators of recognized competence and (3) the FDA is able to validate the data through an onsite inspection or other appropriate means, if deemed necessary
Clinical trials in the U.S. generally are conducted in three sequential phases, known as Phase 1, Phase 2 and Phase 3, and may overlap.

•
Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, tolerability and safety of the drug.

•
Phase 2 clinical trials involve studies in disease-affected patients to determine the dose and dosing schedule required to produce the desired benefits. At the same time, safety and further pharmacokinetic and pharmacodynamic information is collected, possible adverse effects and safety risks are identified, and a preliminary evaluation of efficacy is conducted.

•
Phase 3 clinical trials generally involve a large number of patients at multiple sites and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use, its safety in use and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product approval. These trials may include comparisons with placebo and/or other comparator treatments. The duration of treatment is often extended to mimic the actual use of a product during marketing.

Post-approval trials, sometimes referred to as Phase 4 clinical trials, are conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.
Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA. Sponsor is also responsible for submitting written IND safety reports, including reports of serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the drug, findings from animal or in vitro
testing that suggest a significant risk for human subjects, and any clinically significant increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure.

Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides recommendations for whether a trial may move forward at designated check-points based on access to certain data from the trial.
Concurrent with clinical trials, companies usually complete additional animal safety studies and also must develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process, as performed by the manufacturing facility, must be capable of consistently producing quality batches of our product candidates. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that our product candidates do not undergo unacceptable deterioration over their labeled shelf life.
FDA Regulation of Companion Diagnostics
A product candidate may rely upon an
in vitro
companion diagnostic for use in selecting the patients that will be more likely to respond to that therapy. If an in vitro
diagnostic is essential to the safe and effective use of the therapeutic product, then the FDA generally will require approval or clearance of the diagnostic at the same time that the FDA approves the therapeutic product. According to FDA guidance, a companion diagnostic device used to make treatment decisions in clinical trials of a drug generally will be considered an investigational device unless it is employed for an intended use for which the device is already approved or cleared. If used to make critical treatment decisions, such as patient selection, the diagnostic device generally will be considered a significant risk device under the FDA’s Investigational Device Exemption (“IDE”) regulations. Thus, the sponsor of the diagnostic device will be required to comply with the IDE regulations. According to the guidance, if a diagnostic device and a drug are to be studied together to support their respective approvals, both products can be studied in the same investigational trial, if the trial meets both the requirements of the IDE regulations and the IND regulations. The guidance provides that depending on the details of the trial plan and subjects, a sponsor may seek to submit an IND alone, or both an IND and an IDE.
Pursuing FDA approval of an
in vitro
companion diagnostic would require either a
pre-market
notification, also called 510(k) clearance, or a
pre-market
approval (“PMA”) for that diagnostic. The review of companion diagnostics involves coordination of review with the FDA’s Center for Devices and Radiological Health.
The original PMA process, including the gathering of clinical and nonclinical data and the submission to and review by the FDA, can take several years or longer. The applicant must prepare and provide the FDA with reasonable assurance of the device’s safety and effectiveness, including information about the device and its components regarding, among other things, device design, manufacturing and labeling. PMA applications are subject to an application fee. In addition, PMAs for devices must generally include the results from extensive preclinical and adequate and well-controlled clinical trials to establish the safety and effectiveness of the device for each indication for which FDA approval is sought. In particular, for a diagnostic, the applicant must demonstrate that the diagnostic produces reliable results in the context of its intended use. As part of the PMA review, the FDA will typically inspect the manufacturer’s facilities for compliance with the Quality System Regulation, which imposes elaborate testing, control, documentation and other quality assurance requirements.
NDA Review Process
Following completion of the clinical trials, data is analyzed to assess whether the investigational product is safe and effective for the proposed indicated use or uses. The results of preclinical studies and clinical trials are then submitted to the FDA as part of an NDA, along with proposed labeling, chemistry and manufacturing information to ensure product quality and other relevant data. In short, the NDA is a request for approval to market the drug in the U.S. for one or more specified indications and must contain proof of safety and efficacy for a drug.

The application must include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of FDA. FDA approval of an NDA must be obtained before a drug may be legally marketed in the U.S.
Under the Prescription Drug User Fee Act (“PDUFA”), as amended, each NDA must be accompanied by a user fee. FDA adjusts the PDUFA user fees on an annual basis. PDUFA also imposes an annual program fee for each marketed human drug. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs for products designated as orphan drugs, unless the product also includes a non-orphan
indication.
The FDA reviews all submitted NDAs before it accepts them for filing and may request additional information rather than accepting the NDA for filing. The FDA must make a decision on accepting an NDA for filing within 60 days of receipt. Once the submission is accepted for filing, the FDA begins an in-depth
review of the NDA. Under the goals and policies agreed to by the FDA under PDUFA, the FDA has 10 months, from the filing date, in which to complete its initial review of a new molecular-entity NDA and respond to the applicant, and six months from the filing date of a new molecular-entity NDA designated for priority review. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs, and the review process is often extended by FDA requests for additional information or clarification.
Before approving an NDA, the FDA will conduct a
pre-approval
inspection of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. The FDA also may audit data from clinical trials to ensure compliance with GCP requirements. Additionally, the FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it considers such recommendations when making decisions on approval. The FDA likely will reanalyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. After the FDA evaluates an NDA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A Complete Response Letter usually describes all of the specific deficiencies in the NDA identified by the FDA. The Complete Response Letter may require additional clinical data, additional pivotal Phase 3 clinical trial(s) and/or other significant and time-consuming requirements related to clinical trials, preclinical studies and/or manufacturing. If a Complete Response Letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data.
Orphan Drugs
Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the U.S., or more than 200,000 individuals in the U.S. and for which there is no reasonable expectation that the cost of developing and making the product available in the U.S. for this type of disease or condition will be recovered from sales of the product.
Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety or providing a major contribution to patient care or in instances of drug supply issues. However, competitors may receive approval of either a different product for the same indication or the same product for a different indication but that could be used off-label
in the orphan indication. Orphan drug exclusivity also could block the approval of one of our product candidates for seven years if a competitor obtains approval before we do for the same product, as defined by the FDA, for the same indication we are seeking approval, or if a product candidate is determined to be contained within the scope of the competitor’s product for the same indication. If one of our product candidates designated as an orphan drug receives marketing approval for an indication broader than that which is designated, it may not be entitled to orphan drug exclusivity. Orphan drug status in the European Union has similar, but not identical, requirements and benefits.
Expedited Development and Review Programs
The FDA has a fast track program that is intended to expedite or facilitate the process for reviewing new drugs that meet certain criteria. Specifically, new drugs are eligible for fast track designation if they are intended to treat a serious or life-threatening condition and preclinical or clinical data demonstrate the potential to address unmet medical needs for the condition. Fast track designation applies to both the product and the specific indication for which it is being studied. The sponsor can request the FDA to designate the product for fast track status any time before receiving NDA approval, but ideally no later than the pre-NDA
meeting with the FDA.
Any product submitted to the FDA for marketing, including under a fast track program, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. Any product is eligible for priority review if it treats a serious or life-threatening condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies.
A product may also be eligible for accelerated approval, if it treats a serious or life-threatening condition and generally provides a meaningful advantage over available therapies. In addition, it must demonstrate an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality (“IMM”), which is reasonably likely to predict an effect on IMM or other clinical benefit. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. FDA may further require that any required confirmatory trial(s) are substantially underway at the time of accelerated approval. FDA may withdraw drug approval or require changes to the labeled indication of the drug if confirmatory post-market trials fail to verify clinical benefit or do not demonstrate sufficient clinical benefit to justify the risks associated with the drug. If the FDA concludes that a drug shown to be effective can be safely used only if distribution or use is restricted, it may require such post-marketing restrictions as it deems necessary to assure safe use of the product.
Additionally, a drug may be eligible for designation as a breakthrough therapy if the product is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints. The benefits of breakthrough therapy designation include the same benefits as fast track designation, plus intensive guidance from the FDA to ensure an efficient drug development program. Fast track designation, priority review, accelerated approval and breakthrough therapy designation do not change the standards for approval, but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.
Post-approval Requirements
Following approval of a new product, the manufacturer and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and record-keeping requirements, requirements to report adverse events and comply with promotion and advertising requirements, which include restrictions on promoting drugs for unapproved uses or patient populations, known as
“off-label
promotion,” and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe legally available drugs for off-label
uses, manufacturers may not market or promote such uses. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use. Further, if there are any modifications to the drug, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require the development of additional data or preclinical studies and clinical trials.
The FDA may also place other conditions on approvals including the requirement for REMS, to assure the safe use of the product. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance
with regulatory standards or if problems occur following initial marketing.
The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market, or product recalls;

•	fines, warning letters, or holds on post-approval clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications;

•	suspension or revocation of product approvals;

•	product seizure or detention;

•	refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.
The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and such promotion must be consistent with
FDA-approved
labelling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label
uses, and a company that is found to have improperly promoted off-label
uses may be subject to significant liability.
Other U.S. Regulatory Matters
Pharmaceutical manufacturers are subject to various healthcare laws, regulation, and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Our conduct, including those of our employees, as well as our business operations and relationships with third parties, including current and future arrangements with healthcare providers, third-party payors, customers, and others may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations, which may constrain the business or financial arrangements and relationships through which we research, as well as, sell, market, and distribute any products for which we obtain marketing approval. The applicable federal, state and foreign healthcare laws and regulations that may affect our ability to operate include, but are not limited to:

•
The federal Anti-Kickback Statute, which makes it illegal for any person or entity, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration that is intended to induce or reward referrals, including the purchase, recommendation, order or prescription of a particular drug, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. Moreover, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, (collectively, the “Affordable Care Act”) provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act.

•
The federal false claims laws, including the civil False Claims Act that can be enforced by private citizens through civil whistleblower or qui tam
actions, and civil monetary penalties law prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government.

•
The federal Health Insurance Portability and Accountability Act (“HIPAA”) prohibits, among other things, executing or attempting to execute a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters.

•
HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and their implementing regulations also impose obligations on covered entities such as health insurance plans, healthcare clearinghouses, and certain healthcare providers and their respective business associates and their covered subcontractors, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.

•
The federal Physician Payments Sunshine Act requires applicable manufacturers of covered drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to annually report to the Centers for Medicare & Medicaid Services (“CMS”) information regarding certain payments and other transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), other healthcare professionals (such as physician assistants and nurse practitioners), and teaching hospitals as well as information regarding ownership and investment interests held by physicians and their immediate family members.

•
Analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental
third-party payors, including private insurers, state laws that require biotechnology companies to comply with the biotechnology industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; state and local laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and require the registration of their sales representatives, state laws that require biotechnology companies to report information on the pricing of certain drug products, and state and foreign laws that govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Pricing and rebate programs must also comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990, as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Manufacturing, sales, promotion and other activities also are potentially subject to federal and state consumer protection and unfair competition laws. In addition, the distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act as well as other applicable consumer safety requirements.
The failure to comply with any of these laws or regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to comply can result in significant civil, criminal and administrative penalties, including damages, fines, disgorgement, imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings, injunctions, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals or refusal to allow a firm to enter into supply contracts, including government contracts.
U.S. Patent-Term Restoration and Marketing Exclusivity
Depending upon the timing, duration and specifics of FDA approval of any future product candidates, some of our U.S. patents, or U.S. patent applications, if issued, may be eligible for limited patent term extension under the

Hatch-Waxman Act. The Hatch-Waxman Act permits restoration of the patent term of up to five years as compensation for patent term lost during product development and FDA regulatory review process. Patent-term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent-term restoration period is generally one-half
the time between the effective date of an IND or the issue date of the patent, whichever is later, and the submission date of an NDA plus the time between the submission date of an NDA or the issue date of the patent, whichever is later, and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA.
Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent
marketing exclusivity within the U.S. to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application (“ANDA”), or a 505(b)(2) NDA submitted by another company for a generic version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement.
The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness or generate such data themselves.
European Union Drug Development
In the European Union, medicinal products are subject to extensive regulatory requirements. As in the United States, medicinal products can be marketed only if a marketing authorization from the competent regulatory authorities has been obtained.
The various phases of preclinical and clinical research in the European Union are subject to significant regulatory controls. In the EU, clinical trials are governed by the Clinical Trials Regulation (EU) No 536/2014, or CTR, which entered into application on January 31, 2022 repealing and replacing the former Clinical Trials Directive 2001/20, or CTD, and related national implementing legislation of EU Member States.
The CTR is intended to harmonize and streamline clinical trial authorizations, simplify adverse-event reporting procedures, improve the supervision of clinical trials and increasing their transparency. Specifically, the Regulation, which is directly applicable in all EU Member States, introduces a streamlined application procedure through a single-entry point, the “EU portal”, the Clinical Trials Information System, or CTIS; a single set of documents to be prepared and submitted for the application; as well as simplified reporting procedures for clinical trial sponsors. A harmonized procedure for the assessment of applications for clinical trials has been introduced and is divided into two parts. Part I assessment is led by the competent authorities of a reference Member State selected by the trial sponsor and relates to clinical trial aspects that are considered to be scientifically harmonized across EU Member States. This assessment is then submitted to the competent authorities of all concerned Member States in which the trial is to be conducted for their review. Part II is assessed separately by the competent authorities and Ethics Committees in each concerned EU Member State. Individual EU Member States retain the power to authorize the conduct of clinical trials on their territory. Since January 31, 2023 all new requests for approval of clinical trials must be based on the CTR.

European Union Drug Review and Approval
In the European Economic Area (“EEA”), which comprises the 27 Member States of the European Union and three European Free Trade Association States (Norway, Iceland and Liechtenstein), medicinal products can only be commercialized after obtaining a Marketing Authorization (“MA”).
To obtain an MA for a product in the EEA, an applicant must submit an Marketing Authorization Application (“MAA”) either under a centralized procedure administered by the EMA or one of the procedures administered by competent authorities in the EEA countries (decentralized procedure, national procedure or mutual recognition procedure). An MA may be granted only to an applicant established in the EEA.
The centralized procedure provides for the grant of a single MA by the European Commission that is valid for all EEA countries. Pursuant to Regulation (EC) No 726/2004, the centralized procedure is compulsory for specific products, including for (i) medicinal products derived from biotechnological processes, (ii) products designated as orphan medicinal products, (iii) advanced therapy medicinal products, or ATMPs, and (iv) products with a new active substance indicated for the treatment of HIV/AIDS, cancer, neurodegenerative diseases, diabetes, auto-immune and other immune dysfunctions and viral diseases. For products with a new active substance indicated for the treatment of other diseases and products that are highly innovative or for which a centralized process is in the interest of patients, authorization through the centralized procedure is optional on related approval.
Under the centralized procedure, the EMA’s Committee for Medicinal Products for Human Use, or CHMP, conducts the initial assessment of a product. The CHMP is also responsible for several post-authorization and maintenance activities, such as the assessment of modifications or extensions to an existing MA.
Under the centralized procedure in the EEA, the maximum timeframe for the evaluation of an MAA is 210 days, excluding clock stops when additional information or written or oral explanation is to be provided by the applicant in response to questions of the CHMP. Accelerated assessment may be granted by the CHMP in exceptional cases, when a medicinal product targeting an unmet medical need is expected to be of major interest from the point of view of public health and, in particular, from the viewpoint of therapeutic innovation. If the CHMP accepts a request for accelerated assessment, the time limit of 210 days will be reduced to 150 days (excluding clock stops). The CHMP can, however, revert to the standard time limit for the centralized procedure if it considers that it is no longer appropriate to conduct an accelerated assessment.
Unlike the centralized authorization procedure, the decentralized MA procedure requires a separate application to, and leads to separate approval by, the competent authorities of each EEA country in which the product is to be marketed. This application is identical to the application that would be submitted to the EMA for authorization through the centralized procedure. The reference Member State prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. The resulting assessment report is submitted to the concerned EEA countries who, within 90 days of receipt, must decide whether to approve the assessment report and related materials. If a concerned EU Member State cannot approve the assessment report and related materials due to concerns relating to a potential serious risk to public health, disputed elements may be referred to the Heads of Medicines Agencies’ Coordination Group for Mutual Recognition and Decentralised Procedures – Human, or CMDh, for review. The subsequent decision of the European Commission is binding on all EEA countries.
The mutual recognition procedure allows companies that have a medicinal product already authorized in one EEA country to apply for this authorization to be recognized by the competent authorities in other EEA countries. Like the decentralized procedure, the mutual recognition procedure is based on the acceptance by the competent authorities of the EEA countries of the MA of a medicinal product by the competent authorities of other EEA countries. The holder of a national MA may submit an application to the competent authority of an EEA country requesting that this authority recognize the MA delivered by the competent authority of another EEA country.
An MA has, in principle, an initial validity of five years. The MA may be renewed after five years on the basis of a re-evaluation
of the risk-benefit balance by the EMA or by the competent authority of the EEA country in which the original MA was granted. To support the application, the MA holder must provide the EMA or the competent authority with a consolidated version of the eCTD (Common Technical Document) providing up-to-date
data concerning the quality, safety and efficacy of the product, including all variations introduced since the MA was granted, at least nine months before the MA ceases to be valid. The European Commission or the competent authorities of the EEA countries may decide on justified grounds relating to pharmacovigilance, to proceed with one further five- year renewal period for the MA. Once subsequently definitively renewed, the MA shall be valid for an unlimited period. Any authorization which is not followed by the actual placing of the medicinal product on the EU market (for a centralized MA) or on the market of the authorizing EEA country within three years after authorization ceases to be valid (the so-called
sunset clause).

Innovative products that target an unmet medical need and are expected to be of major public health interest may be eligible for a number of expedited development and review programs, such as the Priority Medicines, or PRIME, scheme, which provides incentives similar to the breakthrough therapy designation in the U.S. PRIME is a voluntary scheme aimed at enhancing the EMA’s support for the development of medicinal products that target unmet medical needs. Eligible products must target conditions for which there is an unmet medical need (there is no satisfactory method of diagnosis, prevention or treatment in the EU or, if there is, the new medicinal product will bring a major therapeutic advantage) and they must demonstrate the potential to address the unmet medical need by introducing new methods of therapy or improving existing ones. Benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and potentially accelerated MAA assessment once a dossier has been submitted.
Coverage and Reimbursement
Sales of our products, if approved, will depend, in part, on the extent to which our products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the U.S., for example, principal decisions about reimbursement for new products are typically made by CMS. CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare, and private third-party payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, no uniform policy of coverage and reimbursement for drug products exists. Accordingly, decisions regarding the extent of coverage and amount of reimbursement to be provided for any of our products will be made on a payor-by-payor
basis.
Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Further, such payors are increasingly challenging the price, examining the medical necessity and reviewing the cost effectiveness of medical product candidates. There may be especially significant delays in obtaining coverage and reimbursement for newly approved drugs. Third-party payors may limit coverage to specific product candidates on an approved list, known as a formulary, which might not include all
FDA-approved
drugs for a particular indication. We may need to conduct expensive pharmacoeconomic studies to demonstrate the medical necessity and cost effectiveness of our products. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained. Additionally, coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“MMA”), established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. Unlike Medicare Part A and B, Part D coverage is not standardized. While all Medicare drug plans must give at least a standard level of coverage set by Medicare, Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan likely will be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private third-party payors often follow Medicare coverage policy and payment limitations in setting their own payment rates.
In addition, in case a drug product needs companion diagnostics, then companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical or biological products, will apply to companion diagnostics.

In addition, in most foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing and reimbursement vary widely from country to country. For example, in the EEA, some countries provide that products may be marketed only after a reimbursement price has been agreed. Other countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies (so called health technology assessments) in order to obtain reimbursement or pricing approval. In addition, some EEA countries may approve a specific price for a product, or they may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other EEA countries allow companies to fix their own prices for products but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions.
There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the U.S. and generally prices tend to be significantly lower.
Healthcare Reform
The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid healthcare costs, including price-controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. For example, the Affordable Care Act substantially changed the way healthcare is financed by both the government and private insurers, and continues to significantly impact the U.S. pharmaceutical industry.
Since its enactment, there have been executive, judicial and Congressional challenges to certain aspects of the Affordable Care Act. For example, on June 17, 2021, the U.S. Supreme Court dismissed a challenge on procedural grounds that argued the Affordable Care Act is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. In addition, there have been a number of health reform initiatives by the Biden administration that have impacted the Affordable Care Act. For example, on August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (“IRA”) into law, which among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in Affordable Care Act marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket
cost and creating a new manufacturer discount program. It is possible that the Affordable Care Act will be subject to judicial or Congressional challenges in the future. It is unclear how any such challenges and other litigation, and the healthcare reform measures of the Biden administration will impact the Affordable Care Act.
Other legislative changes have been proposed and adopted in the U.S. since the Affordable Care Act was enacted. These changes included aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, effective April 1, 2013, which, due to subsequent legislative amendments, will stay in effect until 2032, unless additional congressional action is taken. The American Taxpayer Relief Act of 2012, among other things, reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. Additionally, on March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for our drugs, if approved, and accordingly, our financial operations.
Additionally, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several Presidential executive orders, Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drug products. For example, at the federal level, in July 2021, the Biden administration released an executive order, “Promoting Competition in the American Economy,” with multiple provisions aimed at prescription drugs. In response to Biden’s executive order, on September 9, 2021, the U.S. Department of Health and Human Services (“HHS”) released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and sets out a variety of potential legislative policies that

Congress could pursue as well as potential administrative actions HHS can take to advance these principles. Further, the IRA, among other things (i) directs HHS to negotiate the price of certain high-expenditure, single-source drugs and biologics covered under Medicare and (ii) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. These provisions take effect progressively starting in fiscal year 2023. On August 29, 2023, HHS announced the list of the first ten drugs that will be subject to price negotiations, although the Medicare drug price negotiation program is currently subject to legal challenges. It is currently unclear how the IRA will be implemented but is likely to have a significant impact on the pharmaceutical industry. In response to the Biden administration’s October 2022 executive order, on February 14, 2023, HHS released a report outlining three new models for testing by the Center for Medicare and Medicaid Innovation which will be evaluated on their ability to lower the cost of drugs, promote accessibility, and improve quality of care. It is unclear whether the models will be utilized in any health reform measures in the future. Further, on December 7, 2023, the Biden administration announced an initiative to control the price of prescription drugs through the use of march-in
rights under the Bayh-Dole Act. On December 8, 2023, the National Institute of Standards and Technology published for comment a Draft Interagency Guidance Framework for Considering the Exercise of
March-In
Rights which for the first time includes the price of a product as one factor an agency can use when deciding to exercise march-in
rights. While
march-in
rights have not previously been exercised, it is uncertain if that will continue under the new framework.
At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. For example, on January 5, 2024, the FDA approved Florida’s Section 804 Importation Program (SIP) proposal to import certain drugs from Canada for specific state healthcare programs. It is unclear how this program will be implemented, including which drugs will be chosen, and whether it will be subject to legal challenges in the United States or Canada. Other states have also submitted SIP proposals that are pending review by the FDA. Any such approved importation plans, when implemented, may result in lower drug prices for products covered by those programs. We are unable to predict the future course of federal or state healthcare legislation in the U.S. directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. These and any further changes in the law or regulatory framework that reduce our revenue or increase our costs could also have a material and adverse effect on our business, financial condition and results of operations.
Facilities
Our principal executive office is located in New York, New York, where we lease approximately 7,900 square feet of office space under a lease that terminates in 2027, with an option for us to extend the lease for an additional five years which is not reasonably assured of exercise. We also occupy approximately 25,139 square feet of office space in San Francisco, California, under a lease that terminates in 2025 and a total of approximately 1,582 square meters of office space in the People’s Republic of China, in the cities of Beijing, Guangzhou, Hangzhou, Shanghai and Yantai, under leases that terminate in 2024 through 2026.
Human Capital
Employees
As of June 1, 2024, we had 161 full time employees, including 90 in the U.S. and 71 in China. 47 of our employees hold Ph.Ds, M.D.s or both. Of our total workforce, 117 employees are engaged in research and development, and 44 employees in general and administrative. We have no collective bargaining agreements with our employees and we have not experienced any work stoppages nor are we aware of any employment circumstances that are likely to disrupt work at any of our facilities. We consider our relationship with our employees to be good.
Human Capital Management
We recognize that attracting, motivating and retaining talent at all levels is vital to our continued success. Our employees are a significant asset, and we aim to create an environment that is equitable, inclusive and representative in which our employees can grow and advance their careers, with the overall goal of developing, expanding and retaining our workforce to support our current pipeline and future business goals. By focusing on employee retention and engagement, we also improve our ability to support our clinical-stage platform, business and operations, and also protect the long-term interests of our securityholders. Our success also depends on our ability to attract, engage and retain a diverse group of employees. Our efforts to recruit and retain a diverse and passionate workforce include providing competitive compensation and benefits packages and ensuring we listen to our employees.

We value agility, passion and teamwork, and are building a diverse environment where our employees can thrive and one that inspires exceptional contributions and professional and personal development in order to achieve our mission to significantly change the practice of oncology. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives. We are committed to providing a competitive and comprehensive benefits package to our employees. Our benefits package provides a balance of protection along with the flexibility to meet the individual health and wellness needs of our employees.
Diversity and Inclusion
Diversity and inclusion are priorities for us. We believe that a rich culture of inclusion and diversity enables us to create, develop and fully leverage the strengths of our workforce. Our U.S. workforce comprises approximately 56% female employees and approximately 45% racial/ethnic minority employees.
Legal Proceedings
From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any material legal proceedings. Regardless of outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.
Available Information
We were incorporated in Delaware in April 2020 as a blank check company under the name Panacea Acquisition Corp. On February 10, 2021, Nuvation Bio and Panacea consummated the transactions contemplated under the Merger Agreement, following the approval at a special meeting of our stockholders. In connection with the closing of the Merger, we changed our name to Nuvation Bio Inc.
We file electronically with the U.S. Securities and Exchange Commission, or SEC, our annual reports on Form
10-K,
quarterly reports on
Form 10-Q,
current reports on Form
8-K,
and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. We make available on our website at www.nuvationbio.com, free of charge, copies of these reports as soon as reasonably practicable after filing these reports with, or furnishing them to, the SEC.

Item 9.01.	Financial Statements and Exhibits.
(a) Financial Statements of Businesses or Funds Acquired
The audited consolidated financial statements of AnHeart for the years ended December 31, 2023 and 2022 and related notes are filed herewith as Exhibit 99.1 and incorporated herein by reference.
The unaudited condensed consolidated financial statements of AnHeart for the quarterly periods ended March 31, 2024 and 2023 and related notes are filed herewith as Exhibit 99.2 and incorporated herein by reference.
(b) Pro Forma Financial Information
The unaudited pro forma condensed combined financial information of the Company as of and for the year ended December 31, 2023 and the quarterly period ended March 31, 2024 is set forth in Exhibit 99.3 hereto and is incorporated herein by reference.

(d) Exhibits

10.1‡*	Collaboration and License Agreement between Innovent Biologics (Suzhou) Co. Ltd. and AnHeart Therapeutics Inc, dated May 31, 2021.

10.2‡*	Amendment to Collaboration and License Agreement between Innovent Biologics (Suzhou) Co. Ltd. and AnHeart Therapeutics Inc, dated November 30, 2022.

10.3‡*	License and Commercialization Agreement between Nippon Kayaku Co., Ltd. and AnHeart Therapeutics Inc, dated October 27, 2023.

23.1*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, independent registered public accounting firm.

99.1*	Audited Consolidated Financial Statements of AnHeart for the years ended December 31, 2023 and 2022 and related notes.

99.2*	Unaudited condensed consolidated financial statements of AnHeart for the quarterly periods ended March 31, 2024 and 2023 and related notes.

99.3*	Unaudited Pro Forma Condensed Combined Financial Information for the year ended December 31, 2023 and the quarterly period ended March 31, 2024.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

‡	Confidential portions of this Exhibit were redacted pursuant to Item 601(b)(10) of
Regulation S-K
and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule and/or exhibit upon request.

*	Filed herewith.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuvation Bio Inc.

Date: June 20, 2024	By:	/s/ David Hung, M.D.
	Name:	David Hung, M.D.
	Title:	Chief Executive Officer